Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of November 1, 2017

by and between

Ares Capital Corporation, as Seller, and

Bearcub Acquisitions LLC, as Buyer

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

EXHIBITS AND SCHEDULES

Exhibit A	Definitions
Schedule A	Loan Agreements and Warrants to be Transferred at Closing
Schedule B	Collateral
Disclosure Schedule	Disclosure Schedule

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This ASSET PURCHASE AGREEMENT, dated as of November 1, 2017, is made by and between Ares Capital Corporation, a Maryland corporation (the “Seller” and, together with each Seller Designee permitted pursuant to this Agreement, the “Seller Parties”), and Bearcub Acquisitions LLC, a Delaware limited liability company (the “Buyer”).

PRELIMINARY STATEMENTS

A. The Seller owns or controls, directly or indirectly, each of the other Seller Parties.

B. At the Closing, the Seller Parties desire to sell to the Buyer, and the Buyer desires to purchase from the Seller Parties, certain of the assets of the Seller Parties, and the Buyer desires to assume certain Liabilities of the Seller Parties, in each case, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified in Exhibit A.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.01. Purchase and Sale of Assets.

(a) Transferred Assets. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 2.01(b) and Section 2.02(a), at the Closing each of the applicable Seller Parties shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from such Seller Party, all of such Seller Party’s right, title and interest in, to and under the following assets, properties and rights, free and clear of all Liens, other than Permitted Liens (collectively, the “Transferred Assets”):

(i) all rights under the Loan Agreements (the “Transferred Loan Agreements”), including (A) all interest and other amounts (including the Fees) due and payable from the Obligors in respect of such Transferred Loan Agreements from and after the Closing and (B) subject to Article VII hereof, all security interests in any Collateral;

(ii) the Transferred Equity, including all dividends, distributions and other amounts due and payable from the issuers in respect of the Transferred Equity from and after the Closing;

(iii) all amounts of cash and other assets held in escrow by a Seller Party for the benefit of an Obligor under such Transferred Loan Agreements;

(iv) all receivables and amounts (whether accrued, contingent, owing or payable in the future) as of the Closing Date related to the Fees; and

(v) all rights, claims, causes of action (including counterclaims) and defenses (other than those defenses related to any pre-Closing Action) relating to such Transferred Assets and Assumed Liabilities.

(b) Excluded Assets. Only the Transferred Assets shall be transferred to the Buyer and all other assets, rights and properties of the Seller Parties (the “Excluded Assets”) shall be retained by the Seller Parties and their respective Affiliates and shall be excluded from the Transferred Assets notwithstanding any other provision of this Agreement, including:

(i) all cash and cash equivalents solely to the extent relating to the Excluded Assets (and, for the avoidance of doubt, excluding any cash and cash equivalents required to be paid to the Buyer pursuant to Section 2.02(a));

(ii) all rights, claims, causes of action (including counterclaims) and defenses (including those defenses related to any pre-Closing Action) relating to the Excluded Assets or Excluded Liabilities;

(iii) any Permits held by any Seller Party;

(iv) all intellectual property of any Seller Party unless such intellectual property was acquired by such Seller Party as a result of foreclosure or similar actions taken by such Seller Party against the Obligor under any Transferred Loan Agreement; and

(v) any rights of any of the Seller Parties under the Transaction Agreements.

(c) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 2.01(d), the Buyer shall, effective at the time of the Closing, assume and thereafter timely pay, discharge and perform in accordance with their terms, all Liabilities of the Seller Parties solely to the extent arising from or related to the Transferred Assets and Transferred Credit Documents that arise from and after the Closing and excluding any Liability relating to periods prior to the Closing (including any lender liability claims) and excluding any Liabilities that are asserted after the Closing Date but arise out of or relate to any action or omission of the Seller Parties that occurs prior to the Closing (the “Assumed Liabilities”).

(d) Excluded Liabilities. The Buyer is not assuming or agreeing to pay, discharge or otherwise become liable for any Liabilities other than the Assumed Liabilities, and, without limiting the foregoing, no Liabilities of any Seller Party, other than the Assumed Liabilities, shall be assumed by the Buyer, notwithstanding any other provision of this Agreement (the “Excluded Liabilities”). The Excluded Liabilities shall include the following Liabilities of any Seller Party:

(i) any indebtedness;

(ii) any Liability to the extent relating to any Excluded Asset; and

(iii) any Excluded Taxes.

Section 2.02. Other Closing Matters.

(a) If any Party discovers, within 90 days following the Closing Date, that there were assets of the Seller Parties that constitute Transferred Assets in accordance with the terms of this Agreement, but that were not so transferred, the applicable Seller Parties shall promptly assign and transfer to the Buyer all of their right, title and interest in and to such assets. For the avoidance of doubt, the Parties acknowledge and agree that any such Transferred Assets described in the preceding sentence shall be treated as having been acquired by the Buyer at the Closing for applicable Tax purposes. If any Party discovers, within 90 days following the Closing Date, that there were assets of the Seller Parties that do not constitute Transferred Assets, but that were transferred at or following the Closing to the Buyer or a Designated Buyer, the Buyer shall or shall cause its Affiliates promptly to assign and transfer to the applicable Seller Parties all of its or their right, title and interest in and to such assets. Without limiting the foregoing, the Parties acknowledge that if any Party (the “Receiving Party”) receives a payment from a third party that is due to the other Party, the Receiving Party shall promptly pay it over to the other Party.

(b) Subject to Article VII herein, Seller Parties acknowledge and agree that, at the request of the Buyer, the applicable Seller Parties shall sell, convey, assign, transfer and deliver certain of the applicable Transferred Assets (as directed by the Buyer) to one or more Affiliates of the Buyer (each, a “Designated Buyer”) at the Closing. Buyer hereby directs that the Transferred Equity be sold, conveyed, assigned, transferred and delivered to Achilles Technology Management Co I, Inc.

Section 2.03. Closing. The closing of the sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, New York 10036 at 10:00 a.m. (New York time) on the Closing Date. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. For all purposes under this Agreement and each other Transaction Agreement, (a) all matters at the Closing will be considered to take place simultaneously and (b) the Closing shall be deemed effective as of 12:01 a.m. (New York time) on the Closing Date.

ARTICLE III

PURCHASE PRICE

Section 3.01. Purchase Price.

(a) The aggregate consideration to be paid by the Buyer to the Seller or the Seller Designee, as applicable, at the Closing for the sale of the Transferred Assets and the assumption of the Assumed Liabilities shall be an amount in cash equal to $125,799,811.

(b) The aggregate consideration payable pursuant to this Section 3.01 is referred to in this Agreement as the “Purchase Price”. The Purchase Price shall be subject to any upward or downward Post-Closing Adjustment pursuant to Section 3.06.

Section 3.02. Certain Closing-Related Deliverables.

(a) At the Closing, the Seller shall deliver or cause to be delivered to the Buyer the counterparts of the Seller Transaction Agreements, duly executed by the applicable Seller Parties, including:

(i) a warrant assignment with respect to the Transferred Equity, duly executed by the applicable Seller Parties;

(ii) a certificate from each Seller Party in compliance with the Treasury Regulations promulgated under Section 1445 of the Code and in form and substance reasonably satisfactory to the Buyer certifying that withholding is not required under Section 1445 of the Code with respect to the transfer of such Transferred Assets by such Seller Party; and

(iii) (x) an assignment or (y) a joint instruction and notice of loan assignment, as applicable, with respect to each such Transferred Loan Agreement, duly executed by the applicable Seller Party and the applicable Obligor.

(b) At the Closing, the Buyer shall deliver or cause to be delivered to the Seller the counterparts of the Buyer Transaction Agreements, duly executed by the Buyer or the applicable Designated Buyer.

Section 3.03. Closing Date Payment. At the Closing, the Buyer shall pay or shall cause to be paid to the Seller, by wire transfer of immediately available funds to an account designated by the Seller in writing, the amount set forth in Section 3.01(a). Such amount paid by the Buyer to the Seller at the Closing is referred to in this Agreement as the “Closing Date Payment”.

Section 3.04. Post-Closing Statement.

(a) Within 120 days after the Closing Date, the Buyer shall prepare and deliver to the Seller a statement (the “Initial Settlement Statement”) setting forth the Buyer’s good faith calculation of the actual Purchase Price, together with reasonable supporting detail as to each of the calculations contained therein. The Initial Settlement Statement shall be prepared on a basis consistent with Schedule A.

(b) In connection with the Buyer’s preparation of the Initial Settlement Statement, the Seller shall, upon reasonable advance notice and only during the normal operating hours of the Seller, make available to the Buyer and its Representatives all (i) relevant information reasonably requested by the Buyer and (ii) individuals in the Seller’s and the Seller’s Affiliates’ employ responsible for and knowledgeable about the information to be used in the preparation of the Initial Settlement Statement to respond to the reasonable inquiries of, or reasonable requests for information by, the Buyer or its Representatives.

(c) During the 30-day period immediately following the Seller’s receipt of the Initial Settlement Statement (the “Review Period”), the Seller and its Representatives shall be permitted to review the Buyer’s work papers used in the preparation of the Initial Settlement Statement, and the Buyer shall, upon reasonable advance notice and only during the normal operating hours of the Buyer, make available all individuals in its and its Affiliates’ employ responsible for and knowledgeable about the information used in, and the preparation of the Initial Settlement Statement to respond to the reasonable inquiries of, or reasonable requests for information by, the Seller or its Representatives.

Section 3.05. Reconciliation of Post-Closing Statements.

(a) The Seller shall notify the Buyer in writing (the “Notice of Disagreement”) before the expiration of the Review Period if the Seller does not agree with the Initial Settlement Statement. The Notice of Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved in such dispute and the Seller’s determination of the amounts that should be contained in the Initial Settlement Statement. If the Seller does not deliver a Notice of Disagreement prior to the expiration of the Review Period, then the Initial Settlement Statement shall be conclusive and binding on the Parties and shall constitute the Final Settlement Statement.

(b) During the 30-day period immediately following the delivery of a Notice of Disagreement (the “Consultation Period”), the Seller and the Buyer shall seek in good faith to resolve all differences that they may have with respect to the matters specified in the Notice of Disagreement.

(c) If, at the end of the Consultation Period, the Seller and the Buyer have been unable to resolve all differences that they may have with respect to the matters specified in the Notice of Disagreement, the Seller and the Buyer shall each have the right to submit their disputes to a mutually satisfactory and nationally recognized accounting firm as shall be agreed upon by the Seller and the Buyer, which shall resolve the Parties’ disputes based on rules and procedures mutually satisfactory to the Parties; provided that such accounting firm shall only address those items that the Parties have designated as being in dispute and its decision for each disputed item must be within the range of values assigned to such item in the Initial Settlement Statement and the Notice of Disagreement.

(d) The statement of the Purchase Price that is conclusive and binding on the Parties (the “Final Settlement Statement”) is (i) as set forth in the Initial Settlement Statement, if no Notice of Disagreement is delivered to the Buyer during the Review Period, (ii) as determined through agreement of the Parties pursuant to Section 3.05(b), or (iii) as determined by the independent accounting firm pursuant to Section 3.05(c).

Section 3.06. Post-Closing Adjustment. For purposes of this Agreement, “Post-Closing Adjustment” means (a) the Purchase Price (as set forth on the Final Settlement Statement) less (b) the Closing Date Payment. If the Post-Closing Adjustment is a positive amount, then the Buyer shall pay in cash to the Seller the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then the Seller shall pay in cash to the Buyer the absolute value of the amount of the Post-Closing Adjustment. Any such payment shall be made within three Business Days after the Final Settlement Statement becomes final, together with simple interest thereon at a rate of 3% per annum for each day from the Closing Date to the date payment is made in full.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule:

Section 4.01. Incorporation and Authority of the Seller Parties; Enforceability. Each Seller Party is a corporation or other entity duly incorporated or formed, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or formation. Each Seller Party has the requisite corporate or other entity power to execute, deliver and perform its obligations under the Seller Transaction Agreements (including the consummation of the Seller Transactions) to which it is a party. Each Seller Party has the requisite corporate or other power to operate its business with respect to the Transferred Assets and is duly qualified as a foreign corporation or other entity to do business, and to the extent legally applicable, in good standing, in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualifications material to the Transferred Assets, except where the failure to obtain such qualification to do business would not materially impair or materially delay the ability of any Seller Party to consummate the Seller Transactions or otherwise perform their respective obligations under the Seller Transaction Agreements. The execution, delivery and performance by each Seller Party of the Seller Transaction Agreements to which it is a party have been duly authorized by all requisite corporate or other entity action on the part of such Seller Party, and no shareholder or other similar approval is required in connection with such Seller Party’s execution, delivery and performance of the Seller Transaction Agreements. This Agreement has been duly and validly executed and delivered by the Seller, and upon execution and delivery thereof, the other Seller Transaction Agreements will be duly and validly executed and delivered by the Seller Parties party thereto, and (assuming due authorization, execution and delivery thereof by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Seller Transaction Agreements will constitute, legal, valid and binding obligations of the Seller Parties party thereto, enforceable against the Seller Parties party thereto in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 4.02. No Conflict. Except, in the case of clause (b) below, for any such conflicts, violations, breaches, defaults, rights or Liens that would not materially impair or materially delay the ability of the Seller Parties to consummate the Seller Transactions or otherwise perform their respective obligations under the Seller Transaction Agreements, the execution, delivery and performance by the Seller Parties of the Seller Transaction Agreements do not and will not:

(a) conflict with or violate the certificate or articles of incorporation or bylaws or similar organizational documents of any of the Seller Parties; or

(b) conflict with or violate any Law applicable to the Seller Parties.

Section 4.03. Consents and Approvals. The execution, delivery and performance by the Seller Parties of the Seller Transaction Agreements do not and will not require any Consent, waiver or other action by, or any material filing with or notification to (excluding any intellectual property security filings, Uniform Commercial Code filings or similar filings with respect to any of the Collateral or the perfection of the Collateral), any Government Authority by or with respect to any Seller Party, except where the failure to obtain such Consent or waiver, to take such action, or to make such filing or notification, would not materially impair or materially delay the ability of any Seller Party to consummate the Seller Transactions or otherwise perform their respective obligations under the Seller Transaction Agreements.

Section 4.04. Absence of Litigation. There is no Action pending or, to the knowledge of the Seller, threatened against a Seller Party in its capacity as a lender under the Loan Agreements.

Section 4.05. Taxes. There are no Liens for Seller Taxes on any Transferred Asset that would impact the Seller Parties’ security interest in such Transferred Asset other than Liens for Taxes not yet due and payable.

Section 4.06. Brokers. No broker, finder or investment banker is entitled to any fee or commission from the Seller or any of its Affiliates in connection with any Transaction, except for such fees or commissions for which the Seller is solely responsible and for which none of the Buyer or any of its Affiliates will have any obligation or liability.

Section 4.07. Title. The applicable Seller Party has good, valid and marketable title to, is the sole legal and beneficial owner of, and will deliver each Transferred Asset, free and clear of all Liens, except for Permitted Liens.

Section 4.08. Loan Agreements.

(a) Except as set forth in a compliance certificate delivered to the Seller and made available to the Buyer, the Seller has not received any written notice from an Obligor of, or declared, an “Event of Default” under any of the Loan Agreements.

(b) No Seller Party has received written notice of any alleged breach or default by any Seller Party under any Loan Agreement.

(c) Except as otherwise made available to the Buyer, (i) no Seller Party has waived any material rights under any of the Loan Agreements, and (ii) no Obligor of any Loan Agreement has provided written notice pursuant to the terms of its applicable Loan Agreement to any Seller Party stating that such Obligor intends to prepay or refinance any indebtedness arising under such Loan Agreement.

(d) No Seller Party has sold any participation or other interest in any of the loans arising under the Loan Agreements.

(e) The Seller has made available to the Buyer true and complete written copies of all Loan Agreements and all amendments, side letters, modifications, waivers, extensions, cancellations and releases to which the Seller (or the applicable Seller Party) is a party, as of the Closing Date. All amendments, side letters, modifications, waivers, extensions, cancellations and releases in respect of any Loan Agreement to which the Seller is a party are in writing. Schedule A sets forth a true and complete list of all the Loan Agreements of the applicable Obligor thereunder.

(f) To the knowledge of the Seller, each Loan Agreement is valid, binding and enforceable by the Seller Party that is party thereto against the Obligor thereunder in accordance with its terms, except as may be limited by the Bankruptcy and Equity Exception.

Section 4.09. Transferred Equity. The Seller has made available to the Buyer the copies in its possession of the securityholder agreements, warrant agreements or similar agreements to which a Seller Party is a party with respect to the Transferred Equity.

Section 4.10. Disclaimer of Warranties. Except as set forth in this Article IV, none of the Seller Parties have made, or shall be deemed to have made, any other representation or warranty, express or implied, at Law or in equity, in respect of the Transferred Assets, including with respect the accuracy or completeness of any (i) projections, predictions, forecasts, estimates, expenses or expenditures, future cash flows (or any component thereof) or future financial condition (or any component thereof) provided to the Buyer or (ii) information, documents or materials regarding Transferred Assets, including any information furnished or made available to the Buyer, its Affiliates or their respective Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions (the “Evaluation Material”), or the appropriateness or suitability of such information for the purposes of enabling the Buyer to evaluate the consummation of the Transactions. Any such other representations or warranties are hereby expressly disclaimed. Other than the indemnification obligations of the Seller set forth in Article IX and with respect to intentional and knowing fraud on behalf of the Seller, none of the Seller Parties will have or be subject to any liability or indemnification obligation to the Buyer or any other Person resulting from the distribution to the Buyer, its Affiliates or their respective Representatives of, or the Buyer’s use of or reliance on, any Evaluation Material in expectation of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller that:

Section 5.01. Incorporation and Authority of Buyer. The Buyer is a limited liability company organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite limited liability company power to execute, deliver and perform its obligations under the Buyer Transaction Agreements (including the consummation of the Buyer Transactions). The execution, delivery and performance of the Buyer Transaction Agreements by the Buyer have been duly authorized by all requisite limited liability company action on the part of the Buyer, and no equityholder or other similar approval is required in connection with the Buyer’s execution, delivery and performance of the Buyer Transaction Agreements. This Agreement has been, and upon execution and delivery thereof, the other Buyer Transaction Agreements will be, duly and validly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Buyer Transaction Agreements will constitute, legal, valid and binding obligations of the Buyer enforceable against Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 5.02. No Conflict. Except, in the case of clauses (b) and (c) below, for any such conflicts, violations, breaches, defaults, rights or Liens as would not materially impair or materially delay the ability of the Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements, the execution, delivery and performance by the Buyer of the Buyer Transaction Agreements do not and will not:

(a) conflict with or violate the certificate of formation or limited liability company agreement of the Buyer;

(b) conflict with or violate any Law applicable to the Buyer; or

(c) result in any breach or violation of, or constitute a default under, or give to any Person any right to terminate, amend, accelerate or cancel, or result in the creation of any Lien on any assets or properties of the Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which the Buyer or any of its subsidiaries is a party or by which any of such assets or properties is bound.

Section 5.03. Consents and Approvals. The execution, delivery and performance by the Buyer of the Buyer Transaction Agreements do not and will not require any Consent, waiver or other action by, or any filing with or notification to, any Government Authority by or with respect to the Buyer, except where the failure to obtain such Consent or waiver, to take such action, or to make such filing or notification, would not materially impair or materially delay the ability of the Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

Section 5.04. Securities Matters. The Buyer is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act). The Transferred Equity is being acquired by the Buyer for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Transferred Equity or any interest in it.

Section 5.05. Brokers. No broker, finder or investment banker is entitled to any fee or commission from the Buyer or any of the Buyer’s Affiliates in connection with any Transaction, except for such fees or commissions for which the Buyer is solely responsible and for which none of the Seller or any of its Affiliates will have any Liability.

Section 5.06. Availability of Funds. The Buyer has cash available or, through binding arrangements with one or more third parties, has existing borrowing facilities or firm equity commitments which, together with its available cash, are sufficient to enable it to consummate the transactions contemplated by this Agreement.

Section 5.07. Independent Investigation. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Transactions and is able to bear the economic risk associated with the purchase of the Transferred Assets. The Buyer has conducted its own independent review and analysis of, and based thereon has formed an independent judgment concerning, the Transferred Assets. In entering into this Agreement, the Buyer has relied solely upon its own review and analysis and the specific representations and warranties of the Seller expressly set forth in Article IV and not on any representations, warranties, statements or omissions by any Person other than the Seller, or by the Seller other than those specific representations and warranties expressly set forth in Article IV. The Buyer acknowledges that, except for the representations and warranties expressly set forth in Article IV, none of the Seller Parties have made, or shall be deemed to have made, and the Buyer has not relied on, is not relying on and hereby disclaims, any other representation or warranty, express or implied, at Law or in equity, in respect of the Transferred Assets, including with respect to the accuracy or completeness of any projections, predictions, forecasts, estimates, expenses or expenditures, future cash flows (or any component thereof) or future financial condition (or component thereof), provided to the Buyer, the Evaluation Material or otherwise, or the appropriateness or suitability of such information for the purposes of enabling the Buyer to evaluate the consummation of the Transactions. Any such other representations or warranties are hereby expressly disclaimed. Other than the indemnification obligations of the Seller Parties set forth in Article IX and with respect to intentional and knowing fraud on behalf of the Seller, none of the Seller Parties, their respective Affiliates nor any of their respective Representatives will have or be subject to any liability or indemnification obligation to the Buyer or any other Person resulting from the distribution to the Buyer, its Affiliates or their respective Representatives of, or the Buyer’s use of or reliance on, any Evaluation Material in expectation of the Transactions. The Buyer confirms that the Seller has made available to the Buyer and the Buyer’s Representatives the opportunity to ask questions of the personnel of the Seller Parties.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01. Non-Disclosure. Effective upon the Closing, the Non-Disclosure Agreement dated August 15, 2017, by and between the Buyer and the Seller, as amended, shall terminate in accordance with Section 9 thereof.

Section 6.02. Non-Solicitation.

(a) During the period beginning on the Closing Date and ending on the one-year anniversary thereof, the Seller shall not directly engage, solicit, or induce any transaction with respect to any Obligor (or any of its controlled subsidiaries) under any of the Transferred Loan Agreements or any issuer (or any of its controlled subsidiaries) under any of the Transferred Equity, in each case, that could reasonably be expected to result in any termination, repayment or refinancing of any obligations under such instruments, obligations or securities or the issuance of any new alternative or additional financing or investment, provided that (i) in the ordinary course of its business, the Seller may assist a third party in connection with financing for transactions involving (A) any Obligor (or any of its respective controlled affiliates) or (B) any issuer of the Transferred Equity (or any of its respective controlled subsidiaries), in each case, solely to the extent such transactions involve a material acquisition by, or a change of control of, such Obligor or issuer, and (ii) in the event that the Buyer becomes aware of a breach or potential breach by the Seller of this provision, the Buyer shall provide the Seller with written notice (including a reasonable description) of such breach and the Seller shall have 15 Business Days to cure such breach (to the extent such breach is curable).

(b) The Seller recognizes that the time and scope limitations set forth in Section 6.02(a) are reasonable and are properly required for the protection of the Buyer’s and its Affiliates’ legitimate interests in client relationships and goodwill, and in the event that any such time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Buyer and the Seller agree to submit to the reduction of any or all of said time or scope limitations to such a period or scope as said court shall deem reasonable under the circumstances, and in its reduced form, such provision shall then be enforceable and shall be enforced.

(c) For the avoidance of doubt, this Section 6.02 may be enforced as provided in Sections 10.12 through 10.15.

ARTICLE VII

FURTHER ASSURANCES

Section 7.01. Further Assurances. Subject in all respects to the limitations of Sections 7.02 and 7.03 below (including with respect to the Cutoff Date), from time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and other instruments, and shall take such reasonable actions, as may be necessary or appropriate to make effective the Transactions and as may be reasonably requested by the other Party.

Section 7.02. Collateral Actions and Costs and Expenses.

(a) Other than as expressly set forth below in this Section 7.02 or in Section 7.03, the Buyer and the Seller expressly acknowledge and agree that Buyer shall take all actions necessary to (x) prepare or draft, as applicable, and (y) file or cause to be filed or deliver, as applicable, such Uniform Commercial Code financing statements, intellectual property security agreements, mortgages, share charges, stock pledge agreements, agency transfer agreements, deposit account control agreements and any other documents, assignments and/or amendments as may reasonably be necessary or appropriate to make effective the Transactions and to allow for Buyer to obtain the full benefits of the Collateral and the Transferred Credit Documents.

(b) The Buyer and the Seller expressly acknowledge and agree that the Buyer shall be responsible for the payment or reimbursement of all reasonable and documented out-of-pocket fees, costs and expenses (including attorneys’ fees) incurred by the Seller or any other Seller Indemnified Party in connection with its obligations under this Article VII, including the transfer of the (i) Collateral, (ii) the Transferred Credit Documents and (iii) with respect to an Agented Transaction, agency to the Buyer or its Affiliates (including, but not limited to, the Other Transfer Actions and any other actions referenced in Section 7.02(a)); provided, however, that the Buyer shall not be responsible for the payment or reimbursement of any such fees, costs and expenses (including attorneys’ fee) in excess of $35,000 in the aggregate without the prior written consent of the Buyer; it being understood that if the Buyer does not approve such payment or reimbursement, then the Seller shall not be required to perform such obligations. The Seller and the Buyer hereby acknowledge and agree that the Seller and the other Seller Indemnified Parties will continue to benefit from any indemnification, exculpation, expense reimbursement or similar provisions in the Transferred Credit Documents.

Section 7.03. Non-Fiduciary Bailee.

(a) To the extent any of the filings or other actions and execution of such agreements, instruments and other documents, in each case, in respect of the Collateral, as specified on Schedule B to this Agreement (collectively, the “Other Transfer Actions”), have not occurred as of the Closing, the Seller shall use its commercially reasonable efforts to cooperate with the Buyer in order to (i) complete the Other Transfer Actions and (ii) with respect to any Agented Transactions, to cause the Buyer or its Affiliates to become the administrative agent and collateral agent under the related Transferred Credit Documents, in each case, until the earlier of (x) such time as all the Other Transfer Actions have occurred (as mutually determined by the Buyer and the Seller) and (y) 180 days following the Closing Date (the earlier of such dates, the “Cutoff Date”).

(b) In furtherance of the foregoing, until the occurrence of the Cutoff Date, the Buyer hereby appoints the Seller, and the Seller hereby accepts such appointment, as the gratuitous, non-fiduciary bailee of the Buyer in respect of the Transferred Credit Documents (including, without limitation, any insurance certificate and/or endorsement, landlord waiver or collateral access agreement, account control agreement or other contractual right of the Seller) for the benefit of the lenders and the other secured parties under the related Transferred Credit Documents solely for purposes of maintaining any existing perfection of the Lien on the Collateral granted under the applicable Transferred Credit Documents (including if the Seller has any Collateral in its possession or control, then, the Seller will possess or control such Collateral as gratuitous, non-fiduciary bailee for perfection for the benefit of the Buyer as secured party, so as to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), and 9-313(c) of the Uniform Commercial Code until such time as such possession or control has been transferred to the Buyer (or if earlier, the Cutoff Date) and to, vote on such matters and to take such other actions as reasonably requested by the Buyer (in each case, subject to the last sentence of clause (b) of this Section 7.03). Neither the Seller nor any Seller Indemnified Party will have any obligation to any lender or any other secured party under the applicable Transferred Credit Documents, the Buyer or any other Person to ensure that any Collateral is genuine, owned by any of the Loan Parties, or perfected as of the Closing Date or any time thereafter, or to preserve rights or benefits of any Person except as expressly set forth in this Section 7.03(b). In this Section 7.03(b), “control” has the meaning given that term in Sections 8-106 and 9-314 of the Uniform Commercial Code as in effect of the State of New York (or, if different, any applicable provisions under the applicable Laws of another jurisdiction). The duties or responsibilities of the Seller under this Section 7.03 will include, until the Cutoff Date, being named as the secured party (of record or otherwise) and additional insured/loss payee on insurance certificates and endorsements, possessing or controlling the applicable Collateral, in each case, as gratuitous, non-fiduciary bailee for perfection in accordance with this Section 7.03. The Buyer (on behalf of itself and its Affiliates) hereby waives and releases the Seller and the other Seller Indemnified Parties from all claims and liabilities arising out of the Seller’s role under this Section 7.03 as gratuitous, non-fiduciary bailee with respect to any Collateral and for any action taken by the Seller or any other Seller Indemnified Party at the direction of the Buyer or its Affiliates with respect to the Collateral or the Transferred Credit Documents other than claims or liabilities resulting directly from the gross negligence or willful misconduct of the Seller or any other Seller Indemnified Party (as determined by a court of competent jurisdiction in a final non-appealable judgment or order). Neither the Seller nor any other Seller Indemnified Party makes any representation or warranty as to whether the provisions of this Article VII are sufficient to perfect or continue the perfection of any security interest in any Collateral, including any such Collateral in which the Seller has possession or control. Upon the occurrence of the Cutoff Date, the gratuitous, non-fiduciary bailee relationship pertaining to the Collateral shall immediately and automatically terminate without any further action by any Party or any other Person. The Seller, in its capacity as gratuitous, non-fiduciary bailee of the Buyer as described in this Section 7.03, will act at the written direction of (and solely at the written direction of) the Buyer (unless such action (or any omission to take any action) is, in the reasonable opinion of the Seller or the Seller’s counsel, contrary to, and in violation of, any Transferred Credit Document or any applicable Law or would reasonably be expected to subject the Seller or any other Seller Indemnified Party to any liability (not adequately covered in the reasonable opinion of the Seller by any indemnity provided by the Buyer to the Seller hereunder), including any out-of-pocket fees, costs or expenses) and furthermore the Seller and the other Seller Indemnified Parties shall also benefit from all of the provisions of the Transferred Credit Documents and applicable privileges applicable to bailees or sub-agents of the Buyer with respect to any actions taken or omitted to be taken in its capacity as bailee or sub-agent of the Buyer or otherwise at the direction of the Buyer.

ARTICLE VIII

TAX MATTERS

Section 8.01. Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, any Transfer Taxes imposed or arising with respect to the Transactions shall be borne equally by the Seller and the Buyer. The Party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other Party’s cooperation, and file such Tax Return. Each Party agrees to timely execute and deliver (or to cause to be timely executed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

Section 8.02. Cooperation. The Parties shall reasonably cooperate with each other in connection with the preparation of Tax Returns related to any issuer of any Transferred Equity (including any such issuer’s subsidiaries) and shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to any taxable period (or portion thereof) ending on or before the Closing Date until the later of the expiration of all applicable statutes of limitation and extensions thereof or a final determination with respect to Taxes for such period, and shall not destroy or otherwise dispose of any such record without first providing the other Party a reasonable opportunity to review and copy the same.

ARTICLE IX

INDEMNIFICATION

Section 9.01. Survival.

(a) The representations and warranties of the Seller and the Buyer contained in or made in this Agreement or any other Transaction Agreement shall survive in full force and effect until the one-year anniversary of the Closing Date; provided, however, that the Seller Fundamental Representations shall survive until the expiration of the applicable statute of limitations; provided further, that any claim arising under this Article IX that is pending at the expiration of the survival period for the applicable representation and warranty shall survive until such claim is resolved by the Parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

(b) Any covenant and agreement to be performed by the Parties after the Closing shall survive the Closing in accordance with its terms, or if no term is specified, until the expiration of the applicable statute of limitations.

Section 9.02. Indemnification by the Seller. From and after the Closing Date, the Seller shall indemnify and hold harmless the Buyer and its Affiliates, and each of their respective directors, officers, stockholders, agents, employees and other Representatives (collectively, the “Buyer Indemnified Parties”) against, and reimburse any Buyer Indemnified Party for, Losses that such Buyer Indemnified Party may suffer or incur, or become subject to, as a result of:

(a) any breach of, or inaccuracy in, any representations or warranties made by the Seller in this Agreement or any other Transaction Agreement;

(b) any breach or failure by the Seller to perform or comply with any of its covenants or agreements contained in this Agreement or any other Transaction Agreement; or

(c) any Excluded Liability.

Section 9.03. Indemnification by the Buyer. From and after the Closing Date, the Buyer shall indemnify and hold harmless the Seller, the Seller Designees, and their respective Affiliates, and each of their respective directors, officers, stockholders, agents, employees and other Representatives (collectively, the “Seller Indemnified Parties”) against, and reimburse any Seller Indemnified Party for, Losses that such Seller Indemnified Party may suffer or incur, or become subject to, as a result of:

(a) any breach of, or inaccuracy in, any representations or warranties made by the Buyer in this Agreement or any other Transaction Agreement;

(b) any breach or failure by the Buyer to perform or comply with any of its covenants or agreements contained in this Agreement or any other Transaction Agreement; or

(c) any Assumed Liability.

Section 9.04. Notification of Claims.

(a) Except as otherwise provided in this Agreement, a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) shall promptly notify the indemnifying party (the “Indemnifying Party”) in writing of any pending claim by a third party that would give rise to a right of indemnification under this Agreement (a “Third Party Claim”); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is prejudiced by such failure.

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 9.04(a), the Indemnifying Party shall have the right to assume the defense and control of any Third Party Claim and, in the event that the Indemnifying Party shall assume the defense of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of a Third Party Claim that seeks the imposition of criminal penalties or other sanctions that would be reasonably expected to materially and adversely affect any of the Transferred Assets or the Assumed Liabilities. The Person that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel of recognized standing and competence after consultation with the other Party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim.

(c) The Seller or the Buyer, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Controlling Party in the defense of any Third Party Claim. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party; provided that the (x) Indemnifying Party shall (i) pay all amounts arising out of such settlement or judgment and (ii) obtain, as a condition of any settlement, a release of any Indemnified Party potentially affected, and (y) settlement does not include any injunctive or equitable relief or admission of Indemnified Party wrongdoing.

Section 9.05. Exclusive Remedies. Except as otherwise expressly set forth in this Agreement, including Section 3.05, and except for any claims arising out of or relating to the intentional and knowing fraud on the part of any Party, any claim for injunctive relief or other equitable relief, including with respect to enforcing its rights under Section 6.02, following the Closing, the indemnification provisions of this Article IX shall be the sole and exclusive remedies of any Seller Indemnified Party and any Buyer Indemnified Party, respectively, for any Losses.

Section 9.06. Limitations. In the event of any claim for indemnification under Sections 9.02 and 9.03, the aggregate liability of either Party shall in no event exceed the purchase price of the relevant Transferred Asset that gave raise to such claim. The maximum aggregate liability of either Party for any Losses under this Article IX (other than with respect to Losses arising out of or relating to an Assumed Liability or an Excluded Liability) shall in no event exceed the Purchase Price.

Section 9.07. Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement (i) each such obligation shall be reduced by any Tax benefit actually realized by the Indemnified Party; (ii) each such obligation shall be increased by any Tax cost actually incurred by the Indemnified Party; and (iii) all Losses shall be net of any amounts that have been actually recovered by the Indemnified Party pursuant to any other indemnification or insurance (net of any costs incurred in connection with such recovery).

Section 9.08. Effect of Investigation. Any Indemnified Party’s right to indemnification or other remedy shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known at any time that any representation or warranty is, was or might be breached or inaccurate.

Section 9.09. Certain Indemnity Matters. Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party shall be entitled to indemnification for (i) duplicative Losses, (ii) except to the extent relating to a Third Party Claim, any punitive or consequential damages relating to the breach or alleged breach of this Agreement; or (iii) any Losses (or portion thereof) to the extent such Losses (or portion thereof) were included as a liability in the calculation of the Closing Date Payment or otherwise reflected in the adjustment to the Purchase Price pursuant to Article III.

ARTICLE X

MISCELLANEOUS

Section 10.01. Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:

(a) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Government Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter as determined under the Laws of the State of New York as required to be applied thereunder by a court sitting in the State of New York; references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(b) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday); and if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(c) whenever the context requires, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires;

(d) (i) the provision of the table of contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement; and (ii) references to the terms “Article”, “Section”, “subsection”, “subclause”, “clause”, “Schedule” and “Exhibit” are references to the Articles, Sections, subsections, subclauses, clauses, Schedules and Exhibits to this Agreement unless otherwise specified;

(e) (i) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (ii) the terms “include”, “includes”, “including” and words of similar import when used in this Agreement mean “including, without limitation” unless otherwise specified; (iii) the term “any” means “any and all”; and (iv) the term “or” shall not be exclusive and shall mean “and/or”;

(f) (i) references to “days” mean calendar days unless Business Days are expressly specified; (ii) references to “written” or “in writing” include in electronic form; and (iii) references to “$” mean U.S. dollars;

(g) references to any Person includes such Person’s successors and permitted assigns; and

(h) each Party has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any provision in this Agreement; the language used herein will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against either Party.

Section 10.02. Expenses. Except as otherwise specified in the Transaction Agreements, each Party will pay its own costs and expenses, including legal, consulting, financial advisor and accounting fees and expenses, incurred in connection with the Transactions, irrespective of when incurred.

Section 10.03. Notices. All notices and other communications under or by reason of the Transaction Agreements shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed or (c) one Business Day after deposit with overnight courier service, in each case as indicated below (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 10.03):

If to the Seller, to:

Ares Capital Corporation

245 Park Avenue, 44th Floor

New York, New York 10167

Attention:     General Counsel

E-mail:         arccgeneralcounsel@aresmgmt.com

With a copy (which will not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue, New York, NY 10178

Attention:      Alec Dawson

                       Sheryl Orr

E-mail:          alec.dawson@morganlewis.com

                       sheryl.orr@morganlewis.com

If to the Buyer, to:

Bearcub Acquisitions LLC

c/o Hercules Capital, Inc.

400 Hamilton Avenue

Suite 310

Palo Alto, California 94301

Attention:     Melanie Grace

E-mail:         mgrace@htgc.com

with a copy (which will not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Attention:     Jay R. Alicandri

                      Martin Nussbaum

                      Ian A. Hartman

E-mail:         jay.alicandri@dechert.com

                      martin.nussbaum@dechert.com

                      ian.hartman@dechert.com

Section 10.04. Public Announcements. Unless, in the Buyer’s or the Seller’s good faith judgment, required by Law or the rules or regulations of the New York Stock Exchange or NASDAQ, neither the Buyer nor the Seller, nor any of their respective Affiliates, agents or representatives will make any press release or public announcement concerning, or otherwise disclose to any third party (other than such party’s advisors, representatives and agents on a need-to-know and confidential basis), the terms or existence of this Agreement or the Transactions, except with the prior written consent of the other Party. Notwithstanding the foregoing, the Parties recognize that each of them or their respective Affiliates has securities that are traded in the public markets, including that certain of the Buyer’s Affiliates issue securities from time to time, and therefore disclosure of this Agreement or the Transactions may be necessary in that context; provided that in such event, the disclosing party shall give the other party an opportunity to review and comment on such disclosure documents and the disclosing party will consider and incorporate all such comments in good faith.

Section 10.05. Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Government Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the court making such determination will have the power to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the Parties.

Section 10.06. Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. Neither Party may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other Party; provided, however, that the Buyer may assign (whether by operation of Law or otherwise) this Agreement and any or all rights and obligations under this Agreement to any of its Affiliates; provided further, that either Party may assign this Agreement to any Person that succeeds to all or substantially all of the business or assets of such Party by purchase, merger or consolidation. Any attempted assignment in violation of this Section 10.06 shall be void ab initio.

Section 10.07. No Third-Party Beneficiaries. Except as otherwise set forth in this Agreement (including Article IX), this Agreement and the other Transaction Agreements are for the sole benefit of the Parties and their respective successors and permitted assigns, and, except as expressly set forth in the applicable Transaction Agreement, nothing in the Transaction Agreements shall create or be deemed to create any third-party beneficiary rights in any Person not a party to the Transaction Agreements, including any Affiliates of any Party.

Section 10.08. Entire Agreement. This Agreement and the other Transaction Agreements (and all exhibits and schedules hereto and thereto) collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings and agreements, whether written or oral, among the Parties respecting the subject matter hereof and thereof.

Section 10.09. Amendments. The Transaction Agreements (including all exhibits and schedules thereto) may be amended, restated supplemented or otherwise modified, only by written agreement making specific reference to the applicable Transaction Agreement to be amended, restated, supplemented or otherwise modified, in each case duly executed by each party to such Transaction Agreement.

Section 10.10. Waiver. No failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy under any Transaction Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 10.11. Counterparts. Each Transaction Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

Section 10.12. Governing Law. The Transaction Agreements, and any Action that may be based upon, arise out of or relate or be incidental to any Transaction, any Transaction Agreement, the negotiation, execution, performance or consummation thereof or the inducement of any Party to enter therein, whether for breach of contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), will be governed by and construed and enforced in accordance with the Laws of the State of New York, without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of New York to be applied.

Section 10.13. Dispute Resolution; Consent to Jurisdiction.

(a) Any Transaction Dispute will exclusively be brought and resolved in the U.S. District Court for the Southern District of New York (where federal jurisdiction exists) or the Commercial Division of the Courts of the State of New York sitting in the County of New York (where federal jurisdiction does not exist), and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(i) submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Transaction Dispute shall be exclusively heard and determined in such courts;

(ii) agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii) agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 10.03 of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a Party from making service of process by any means authorized by the Laws of the State of New York.

(b) The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any Transaction Dispute.

(c) Nothing in this Section 10.13 is intended to supersede the dispute procedures set forth in Section 3.04 or Section 3.05 with respect to the Initial Settlement Statement and the Final Settlement Statement or preclude the ability of any Party to seek specific performance pursuant to Section 10.15 in a court of competent jurisdiction.

Section 10.14. Waiver of Jury Trial. To the maximum extent permitted by Law, each Party irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any Transaction Dispute and covenants that neither it nor any of its Affiliates or Representatives will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury.

Section 10.15. Specific Performance. Each Party agrees that irreparable damage would occur and the Parties would not have an adequate remedy at Law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Party will be entitled to seek injunctive relief from time to time to prevent breaches of the provisions of this Agreement and seek to enforce specifically the terms and provisions of this Agreement without the requirement of posting any bond or other indemnity, in addition to any other remedy to which it may be entitled, at Law or in equity, and each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement. Each Party expressly disclaims that it is owed any duties not expressly set forth in this Agreement, and waives and releases all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

Section 10.16. Disclosure Schedule. Inclusion of information in the Disclosure Schedule will not be construed as an admission that such information is material to the Transferred Assets or the Assumed Liabilities. The Disclosure Schedule has been arranged for purposes of convenience in separately titled Sections corresponding to the Sections of this Agreement, however, each Section of the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other Section of the Disclosure Schedule to the extent it is reasonably apparent on its face that the disclosure of such matter is applicable to such Section of the Disclosure Schedule.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

SELLER:

ARES CAPITAL CORPORATION

By:	/s/ Ian Fitzgerald
Name: Ian Fitzgerald Title: Authorized Signatory

BUYER:

BEARCUB ACQUISITIONS LLC

By:	/s/ Melanie Grace
Name: Melanie Grace Title: General Counsel

Signature Page to Asset Purchase Agreement

EXHIBIT A

DEFINITIONS

“Action” means any action, suit, arbitration, proceeding or investigation by or before any Government Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person; provided, however, that for the purposes of this Agreement no Seller Party shall be deemed an Affiliate of Buyer.

“Agented Transaction” means any lending arrangement with an Obligor and constituting a Transferred Asset pursuant to which the Seller or one of its Affiliates was appointed as administrative agent or collateral agent prior to the Closing Date with respect to the related Collateral pursuant to the applicable Transferred Credit Documents.

“Agreement” means this Asset Purchase Agreement, dated as of the Closing Date, by and between the Seller and the Buyer, including the Disclosure Schedule, this Exhibit A and the Schedules, and all amendments to such agreement made in accordance with Section 10.09.

“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Buyer Transaction Agreements” means this Agreement and each other Transaction Agreement to which the Buyer is named as a party on the signature pages thereto.

“Buyer Transactions” means the transactions contemplated by the Buyer Transaction Agreements.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval or authorization.

“Collateral” means any property and interests in property of any Loan Party in or upon which a Lien is granted pursuant to any of the Transferred Credit Documents in favor of or for the benefit of any agent, lender or other secured party under any such Transferred Credit Document.

“Disclosure Schedule” means the Disclosure Schedule dated as of the Closing Date delivered by the Seller to the Buyer.

“Excluded Taxes” means all liabilities of the Seller or any of its Affiliates and with respect to the Transferred Assets and Assumed Liabilities in respect of any Tax for any taxable periods (or portion thereof) ending on or before the Closing Date, including any Taxes arising out of, relating to or in respect of, or as a result of owning, the Transferred Assets for such periods.

“Fees” means payments owed to the Seller Parties with respect to the Loan Agreements from unused line fees, fees for serving as Loan Agreement Agent, letter of credit fees, management fees, success fees, end of term fees and other fees (in each case, whether or not accrued).

“GAAP” means U.S. generally accepted accounting principles.

“Government Authority” means any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Law” means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, Order or other requirement or rule of law (including common law).

“Liabilities” means any liability, debt, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, such as revolving facilities, delayed draw term loans, lines of credit and any other committed but unfunded facilities, including all costs and expenses related thereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.

“Loan Agreement” means each loan agreement, credit agreement, facilities agreement, participation agreement, sub-participation agreement, note, success fee agreement, intercreditor agreement, subordination agreement, agreement among lenders or similar agreement set forth on Schedule A.

“Loan Agreement Agent” means the administrative agent, collateral agent or other representative of any bank, lender, financial institution or other Person extending credit under or in connection with any Transferred Loan Agreement or other contract.

“Loan Parties” means, collectively, any borrower, obligor, grantor, guarantor or pledger under any of the Transferred Credit Documents,

“Losses” means all losses, damages, costs, obligations, expenses, settlements, Taxes, awards and liabilities (including reasonable attorneys’ fees and reasonable costs of investigation).

“Obligor” means any Person that is a borrower or obligor under any Loan Agreement.

“Order” means any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination or award entered by or with any Government Authority.

“Parties” means the Seller and the Buyer.

“Permits” means all permits, licenses, Consents, registrations, concessions, grants, franchises, certificates, identification numbers exemptions, waivers and filings issued or required by any Government Authority under applicable Law.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that, in each case, are not yet due or payable; (b) Liens created by or through, or resulting from any facts or circumstances relating to, Buyer or its Affiliates; (c) Liens arising out of, under or in connection with this Agreement or the other Transaction Agreements; (d) other Liens that individually or in the aggregate would not reasonably be expected to be material to any of the Transferred Assets; and (e) Liens that have been created pursuant to any applicable Loan Agreement or agreement relating to the Transferred Equity.

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Principal Balance” means, with respect to any Loan Agreement at any time, the outstanding unpaid legal balance (net of any (i) write-offs, (ii) cash interest received and applied to principal, (iii) specific allowance for impairment and (iv) unapplied cash, in each case (where applicable)) as per Seller’s books and records, in accordance with GAAP, held by the applicable Seller Party under such Loan Agreement at such time.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Designee” means any Affiliate of the Seller designated by the Seller as a “Seller Party” hereunder.

“Seller Fundamental Representations” means the representations and warranties made in Sections 4.01 (Incorporation and Authority of the Seller Parties; Enforceability), 4.06 (Brokers), and 4.07 (Title).

“Seller Transaction Agreements” means this Agreement and each other Transaction Agreement to which any Seller Party is named as a party on the signature pages thereto.

“Seller Transactions” means the transactions contemplated by the Seller Transaction Agreements.

“Tax” or “Taxes” means (a) any taxes, levies, fees, imposts, duties or similar charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed by any Government Authority, including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, escheat, unclaimed property, transfer and gains taxes and (iii) customs duties; (b) any Liability for the payment of any items described in clause (a) above as a result of (i) being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group or (ii) being included (or being required to be included) in any Tax Return related to such group; and (c) any liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, in respect of any of the items described in clause (a) or (b) above.

“Tax Returns” means any returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refunds and information returns) required to be supplied to a Taxing Authority relating to Taxes.

“Taxing Authority” means any U.S. federal, state or local or non-U.S. jurisdiction (including any subdivision and any revenue agency of a jurisdiction) imposing Taxes and the agencies, if any, charged with the collection of such Taxes for such jurisdiction.

“Transaction Agreements” means this Agreement and any other agreements, documents or instruments contemplated to be executed in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Taxes” means any sales Tax, use Tax, direct or indirect real property transfer or gains Tax, documentary stamp Tax, business and occupation Tax, value added Tax or similar Taxes and all related fees.

“Transferred Credit Documents” means, collectively, (i) the Transferred Loan Agreements and (ii) any security agreements, guarantees, mortgages, intellectual property security agreements, account control agreements, collateral access agreements and other similar agreements entered into by the Seller (or one of its Affiliates), in the capacity as agent, lender or other secured party thereunder, and one or more of the Loan Parties, in connection with any of the related Transferred Loan Agreements.

“Transferred Equity” means the equity ownership interests set forth on Schedule A.

“U.S.” means the United States of America.

INDEX OF DEFINED TERMS

Action	Exhibit A
Affiliate	Exhibit A
Agented Transaction	Exhibit A
Agreement	Exhibit A
Assumed Liabilities	Section 2.01(c)
Bankruptcy and Equity Exception	Exhibit A
Business Day	Exhibit A
Buyer	Preamble
Buyer Indemnified Parties	Section 9.02
Buyer Transaction Agreements	Exhibit A
Buyer Transactions	Exhibit A
Closing	Section 2.03
Closing Date	Section 2.03
Closing Date Payment	Section 3.03
Code	Exhibit A
Collateral	Exhibit A
Consent	Exhibit A
Consultation Period	Section 3.05(b)
Controlling Party	Section 9.04(b)
Cutoff Date	Section 7.03(a)
Designated Buyer	Section 2.02(b)
Disclosure Schedule	Exhibit A
Evaluation Material	Section 4.10
Excluded Assets	Section 2.01(b)
Excluded Liabilities	Section 2.01(d)
Excluded Taxes	Exhibit A
Fees	Exhibit A
Final Settlement Statement	Section 3.05(d)
GAAP	Exhibit A
Government Authority	Exhibit A
Indemnified Party	Section 9.04(a)
Indemnifying Party	Section 9.04(a)
Initial Settlement Statement	Section 3.04(a)
Law	Exhibit A
Liabilities	Exhibit A
Lien	Exhibit A
Loan Agreement	Exhibit A
Loan Agreement Agent	Exhibit A
Loan Parties	Exhibit A
Losses	Exhibit A
Notice of Disagreement	Section 3.05(a)
Obligor	Exhibit A
Order	Exhibit A
Other Transfer Actions	Section 7.03(a)
Parties	Exhibit A

Permits	Exhibit A
Permitted Liens	Exhibit A
Person	Exhibit A
Post-Closing Adjustment	Section 3.06
Principal Balance	Exhibit A
Purchase Price	Section 3.01(b)
Receiving Party	Section 2.02(a)
Representative	Exhibit A
Review Period	Section 3.04(c)
Securities Act	Exhibit A
Seller	Preamble
Seller Designee	Exhibit A
Seller Fundamental Representations	Exhibit A
Seller Indemnified Parties	Section 9.03
Seller Parties	Preamble
Seller Transaction Agreements	Exhibit A
Seller Transactions	Exhibit A
Tax	Exhibit A
Tax Returns	Exhibit A
Taxing Authority	Exhibit A
Third Party Claim	Section 9.04(a)
Transaction Agreements	Exhibit A
Transaction Dispute	Section 10.12
Transactions	Exhibit A
Transfer Taxes	Exhibit A
Transferred Assets	Section 2.01(a)
Transferred Equity	Exhibit A
Transferred Credit Documents	Exhibit A
Transferred Loan Agreements	Section 2.01(a)(i)
U.S.	Exhibit A